Cherokee Minerals and Oil, Inc.
                       8999 South Scofield Circle
                            Sandy, Utah 84093

                              PRESS RELEASE

                         FOR IMMEDIATE RELEASE

                            October 19, 1998

     Sandy, Utah, Cherokee Minerals and Oil, Inc. ("Cherokee) announced today that it has entered into a letter of intent with Environmental Systems & Solutions, Inc., a Nevada corporation based in Draper, Utah ("ESSI")to acquire all of the issued and outstanding shares of common stock of ESSI in a tax-free, stock-for-stock reorganization. In accordance with the terms of the letter of intent, the shareholders of ESSI will acquire 92% of the outstanding shares of Cherokee following the reorganization, assuming a11 of the shareholders of ESSI elect to enter into the reorganization agreement with Cherokee. It is anticipated that the current shareholders of Cherokee will own approximately 1,920,000 shares and that the shareholders of ESSI will be issued approximately 22,080,000 shares, including shares reserved for issuance in accordance with outstanding ESSI stock options.

     ESSI is engaged in the development, manufacture, marketing, sales, and distribution of a patented garbage disposer known as the "Hydro-Maid." The Hydro-Maid garbage disposer is completely water-powered. Rather than using electricity to power the disposer, the Hydro-Maid uses only the pressure from the existing cold water supply line to the kitchen sink to power the cutting action of the disposer. Water pressure drives a patented piston, which in turn drives the five stainless steel cutting blades that oscillate back and forth, cutting food waste into small particles. The Hydro-Maid easily processes chicken bones, banana peels, stalks of celery, avocado pits and nut shells that most conventional garbage disposers have difficulty processing. However, if silverware is accidentally dropped into the Hydro-Maid disposer, the oscillating motion shifts automatically into a harmless mode until the object in removed, damage free.

     As of the date of this release, sales of the Hydro-Maid have been minimal as ESSI completes its manufacturing, assembly, and distribution arrangements. ESSI anticipates that its full-scale sales effort will commence in the first quarter of 1999.

     Cherokee has no current operations.

     The Transaction is scheduled to close on or about November 11, 1998, subject to the acceptance of the offer from Cherokee by the shareholders of ESSI.

     For further information, contact Leonard W. Burningham, Esq., counsel to Cherokee (801-363-7411), or Edward B. Paulsen, Esq., counsel to ESSI (801 501-
7800).